Exhibit 4.4

Form of Warrant Certificate

MONEYHERO LIMITED

(“PubCo”)

(Incorporated under the laws of Cayman Islands with registered number 398798)

WARRANT CERTIFICATE

Certificate No.

Date of Issue of Warrant Certificate:

Date of Issue of Warrants:

Name and Address of Warrantholder:

Number of Warrants:

Class of Warrants: Warrants (Class C-1)

Exercise Ratio: 0.307212 Class A Ordinary Share(s) for each Warrant (as adjusted from time to time pursuant to clause 7 of the Warrant Instrument)

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of the number of Warrants specified above, each of which entitles the holder (inter alia) to subscribe for [•] Class A Ordinary Shares in PubCo as calculated in accordance with the terms and conditions set out in the instrument entered into by way of deed poll dated [•] (the “Warrant Instrument”) and subject to the PubCo Charter. Terms defined in the Warrant Instrument have the same meaning when used in this Certificate.

This Warrant Certificate has been executed as a deed and is delivered and takes effect on the date of issue stated at the beginning of it.

Executed as a deed by MoneyHero Limited acting by [NAME OF FIRST DIRECTOR], a director and [NAME OF SECOND DIRECTOR OR SECRETARY],
[a director OR its secretary]

[SIGNATURE OF FIRST DIRECTOR]
Director

[SIGNATURE OF SECOND DIRECTOR OR SECRETARY]
[Director or Secretary]

OR
Executed as a deed by MoneyHero Limited acting by [[NAME OF DIRECTOR] a director]/[NAME OF AUTHORISED SIGNATORY] as authorised signatory,

[SIGNATURE OF [DIRECTOR]/[AUTHORISED SIGNATORY]]
[Director]/[Authorised Signatory] in the presence of:
Witness Signature:
Name:
Address:
Occupation
Dated: [INSERT DATE]

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